Exhibit 23.3

Consent of Milliman, Inc.

We consent to the reference to our firm under the caption “Experts” and the use of a description of the scope of our work in the Registration Statement (Form S-1) and related Preliminary Prospectus of AXA Equitable Holdings, Inc. for the registration of shares of its common stock.

Milliman, Inc.

By:	/s/ Deep M. Patel
Name:	Deep M. Patel, FSA, MAAA
Title:	Principal and Consulting Actuary

Seattle, Washington

November 13, 2018